SCHEDULE 14A INFORMATION
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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IMPAC MORTGAGE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IMPAC MORTGAGE HOLDINGS, INC.

1401 DOVE STREET
NEWPORT BEACH, CALIFORNIA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 25, 2002
9:00 a.m. (Pacific Standard Time)

You are cordially invited to attend the annual meeting of stockholders of Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company” or “IMH”), to be held at Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660, on June 25, 2002, at 9:00 a.m. (Pacific Standard Time).

The annual meeting of stockholders is being held for the following purposes:

1.	to elect a board of directors to serve for the ensuing year;

2.	to approve an amendment to the Company’s articles of incorporation increasing the authorized shares of common stock; and

3.	to transact other business as may properly come before the meeting or any adjournments thereof.

Only holders of common stock of record at the close of business on April 2, 2002, will be entitled to vote at the meeting.

Your proxy is enclosed. You are cordially invited to attend the meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

Dated: April 30, 2002

Fo	r the Board of Directors

Ro	nald M. Morrison, Secretary

IMPAC MORTGAGE HOLDINGS, INC.

PROXY STATEMENT

For Annual Stockholders Meeting to be Held
June 25, 2002, at 9:00 a.m. (Pacific Standard Time)

Voting

This proxy statement is delivered to you by Impac Mortgage Holdings, Inc. (the “Company” or “IMH”), a Maryland corporation, in connection with the annual meeting of stockholders to be held on June 25, 2002 at 9:00 a.m. (Pacific Standard Time) at Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660 (the “Meeting”). The approximate mailing date for this proxy statement and the enclosed proxy is May 8, 2002. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted for the election of the seven nominees for director named herein, and to amend the Company’s articles of incorporation to increase the authorized shares of common stock. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Meeting.

Solicitations

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of common stock of the Company.

Annual Report

The Company’s Annual Report to Stockholders for the year ended December 31, 2001, is concurrently being provided to each stockholder.

Quorum

Holders of common stock of record at the close of business on April 2, 2002 (the “Record Date”) will be entitled to vote at the Meeting. There were 39,422,163 shares of common stock, $0.01 par value per share, outstanding at that date. Each share of common stock is entitled to one vote and the presence, in person or by proxy of holders of a majority of the outstanding shares of common stock, is necessary to constitute a quorum for the Meeting. The affirmative vote of a plurality of all of the votes cast at a Meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. The affirmative vote of two-thirds of all votes entitled to be cast is required for approval of the proposed amendment to the Company’s articles of incorporation. For purposes of the vote on the proposal, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count towards the presence of a quorum.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s directors are elected annually to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualify. The Company’s Charter and Bylaws currently provide for a variable board of directors with a range of between three and fifteen members. The Company’s bylaws give the board of directors the authority to establish, increase or decrease the number of directors. The size of the Company’s board of directors is currently set at seven. No proxy will be voted for more than seven nominees for director.

Unless otherwise directed by stockholders within the limits set forth in the Bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute the Company’s board of directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a director of the Company prior to the voting, the proxy holders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

Information Concerning Director Nominees

The following table provides certain information with respect to the nominees for directors of the Company.

Name	Age	Position
Joseph R. Tomkinson	54	Chairman of the Board, Chief Executive Officer and Director of IMH, IFC and IWLG

William S. Ashmore	52	President, Chief Operating Officer and Director of IMH and President and Director of IFC and IWLG

James Walsh+(1)(2)	52	Director

Frank P. Filipps+(1)(2)	54	Director

Stephan R. Peers+(1)(2)	49	Director

William E. Rose+	34	Director

Leigh J. Abrams+	59	Director

+	Unaffiliated Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

Joseph R. Tomkinson has been Chairman of the Board since April 1998 and Chief Executive Officer and a Director of the Company and Chairman of the Board and Chief Executive Officer and Director of Impac Funding Corporation (“IFC”), also known as the mortgage operations, and Impac Warehouse Lending Group, Inc. (“IWLG”), also known as the warehouse lending operations, since their formation. From August 1995 to April 1998, he was Vice Chairman of the Board of IMH. From February 1997 to May 1999, he was Chairman of the Board and Chief Executive Officer of Impac Commercial Holdings, Inc. (“ICH”), Real Estate Investment Trust investing in commercial mortgage assets, and Impac Commercial Capital Corporation (“ICCC”), ICH’s conduit operations. He served as President and Chief Operating Officer of Imperial Credit Industries, Inc. (“ICII”) from January 1992 to February 1996 and, from 1986 to January 1992, he was President of Imperial Bank Mortgage, one of the divisions that later was combined to become ICII in 1992. He was a Director of ICII (Nasdaq-ICII) from December 1991 to June of 1999. Mr. Tomkinson brings 27 years of combined experience in real estate, real estate financing and mortgage banking to the Company.

William S. Ashmore has been President of the Company since its formation, President of IFC, its taxable subsidiary, since March 1997, after being promoted from Executive Vice President, and a Director of IFC since its formation, and President and a Director of IWLG, the company’s qualified subsidiary, since its formation. In July 1997, he became a Director of the Company. From August 1993 to February 1996, he was Executive Vice President and Director of Secondary Marketing at ICII, having been its Senior Vice President of Secondary Marketing since January 1988. From 1985 to 1987, he was Chief Executive Officer and Vice Chairman of the Board of Century National Mortgage Corporation, a wholesale mortgage banking company. Mr. Ashmore has over 27 years of combined experience in real estate, asset/liability management and mortgage banking.

James Walsh has been a Director of the Company since August 1995. In January 2000, he became Managing Director of Sherwood Trading and Consulting Corporation. From March 1996 to January 2000, he was an Executive Vice President of Walsh Securities, Inc. where he directed mortgage loan production, sales and securitization. Mr. Walsh was an executive of Donaldson, Lufkin and Jenrette Securities Corporation from January 1989 through March 1996 where he oversaw residential mortgage securitization, servicing brokerage and mortgage banking services.

Frank P. Filipps has been a Director of the Company since August 1995. In June 1999, he was elected Chairman and Chief Executive Officer of Radian Group, Inc. (NYSE-RDN) and its principal subsidiary, Radian Guaranty, Inc., (collectively, “Radian”) which were formed through a merger of Amerin and CMAC Investment Corporation. Radian provides private mortgage insurance coverage on residential mortgage loans. From January 1995 to June 1999, he served as Chairman, President and Chief Executive Officer of Commonwealth Mortgage Assurance Company (“CMAC”). In 1995, he was elected president and a director of CMAC Investment Corporation (NYSE-CMT), and in January 1996, he was elected Chief Executive Officer of CMAC Investment Corporation. Mr. Filipps originally joined CMAC in 1992 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Operating Officer in 1994.

Stephan R. Peers has been a Director of the Company since October 1995. In September 2001, Mr. Peers joined Sandler O’Neill & Partners as a Managing Director. From March 2000 to May 2001, Mr. Peers was a Managing Director at Bear, Stearns & Co., Inc. From April 1993 to March 2000, he was an Executive Vice President of International Strategic Finance Corporation, Ltd., where he performed corporate finance services for overseas and domestic companies. From January 1998 to June 1998, he was an executive at Aames Financial Corporation, a mortgage loan company. He served as a Managing Director of Resource Bancshares Corporation from August 1995 to October 1997. From April 1989 to April 1993, Mr. Peers was a Vice President in corporate finance at Montgomery Securities where he specialized in financial services institutions.

William E. Rose has been a Director of the Company since August of 2000. Since 1991, Mr. Rose has been associated with HBK Investments L.P. and is currently a Managing Director. His responsibilities include U.S. equity derivatives, private investments and trading. Prior to 1991, Mr. Rose worked for William A.M. Burden & Co., the investment division of the Burden family of New York, and in the mergers & acquisitions group of Drexel Burnham, Lambert, Inc.

Leigh J. Abrams has been a Director of the Company since April 2001. Since August 1979, Mr. Abrams has been President, Chief Executive Officer and a Director of Drew Industries Incorporated (AMEX-DW), which manufactures a wide variety of components for manufactured homes and recreational vehicles. Since May 1994, Mr. Abrams has also been President, Chief Executive Officer and a Director of LBP, Inc. (OTC-BPIZ.OB). Prior to the sale of its operating assets in 1998, LBP, Inc. manufactured a variety of specialty building products for the remodeling and residential construction industry. LBP, Inc. is currently in the process of liquidation. Mr. Abrams, a CPA, has over 30 years of experience in corporate finance, mergers and acquisitions, and operations.

Executive Officers

The following table provides certain information regarding those persons who serve as executive officers of the Company, but who do not serve as directors of the Company:

Name	Age	Position
Richard J. Johnson	39	Executive Vice President and Chief Financial Officer of IMH, IFC and IWLG, and Director of IFC and IWLG

Ronald M. Morrison	51	General Counsel and Secretary of IMH, IFC and IWLG

Gretchen D. Verdugo	37	Executive Vice President of IWLG

Richard J. Johnson is the Executive Vice President, and Chief Financial Officer of IMH, IWLG, and IFC. He has held these positions at all three entities since their formation with the exception of the position of Executive Vice President of IMH, which he attained in January 1998. In March of 1996, he was appointed as a Director of IFC. From February 1997 to May 1999, he was the Executive Vice President and Chief Financial Officer of ICH and ICCC. From September 1992 to March 1995, he was Senior Vice President and Chief Financial Officer of ICII. From November 1989 to September 1992, he was Vice President and Controller of ICII.

Ronald M. Morrison became General Counsel of the Company in July 1998. In July 1998, he was also elected Secretary of the Company and in August 1998 he was elected Secretary of IFC and IWLG. From August 1998 to May 1999, he was also General Counsel and Secretary of ICH and ICCC. From 1978 until joining the Company, Mr. Morrison was a partner at the law firm of Morrison & Smith.

Gretchen D. Verdugo has been Executive Vice President of IWLG since November 2000. From August 1997 to November 2000, Ms. Verdugo served as the Senior Vice President and Chief Accounting Officer of IFC. From November 1996 to August 1997, Ms. Verdugo was a Senior Manager at KPMG LLP and, from September 1992 to November 1996, Ms. Verdugo served as the Chief Financial Officer, Vice President and Treasurer of Bay Federal Credit Union.

There are no family relationships between any of the directors or executive officers of the Company.

All directors are elected at each annual meeting of the Company’s stockholders for a term of one year, and hold office until their successors are elected and qualify. Any vacancy on the board of directors for any cause, other than an increase in the number of directors, may be filled by a majority of the remaining directors. Replacements for vacancies occurring among the unaffiliated directors will be elected by a majority vote of the remaining directors, including a majority of the unaffiliated directors (the “Unaffiliated Directors”). The Company pays an annual director’s fee of $20,000 and an additional $1,000 for each meeting attended by each Unaffiliated Director and reimburses such Unaffiliated Director’s costs and expenses for attending such meetings. The Company pays the audit committee members $1,000 and the chairman $1,300 for each meeting attended.

Committees and Attendance at Board Meetings

Twelve monthly meetings of the board of directors were held in 2001. Each director attended at least 75% of the aggregate of the total number of meetings held by the board of directors and those committees of the board of directors on which such director served.

The Audit Committee, established by the board of directors on November 1, 1995, reviews (i) the scope of auditing activities performed by the Company’s independent auditors, (ii) the policies and procedures of the

Company’s asset and liability committee, (iii) the Company’s investment securities policies and procedures, (iv) cash management procedures and controls and (v) policies and procedures of the Company’s secondary marketing activities. The Audit Committee met six times during 2001.

The Compensation Committee was established by the board of directors on November 16, 1995. The Compensation Committee met one time during 2001. The board of directors does not presently have a nominating committee.

EXECUTIVE COMPENSATION

On November 20, 1995, Joseph R. Tomkinson, William S. Ashmore, and Richard J. Johnson each entered into a five-year employment agreement with a base annual salary, subject to adjustment for inflation, plus bonuses described in footnotes (2) and (3), and in the case of Messrs. Tomkinson and Ashmore, those additional bonuses described in footnote (4). On January 1, 1998, each of these employment agreements was modified and extended to a term expiring on December 31, 2002. In August 1997, these officers modified their employment agreements with IFC to also become officers of RAI Advisors, LLC (“RAI”), the former manager of ICH, and of ICH and ICCC. This arrangement was terminated in May 1999. See “—Employment Agreements.”

Until May 1999, ICH reimbursed RAI, which reimbursed IFC on a dollar-for-dollar basis, including the service charge referenced below, for the actual cost of providing the services of these officers to the Company based upon the compensation payable to them by IFC, plus a 15% service charge. Salary, other annual compensation and all other compensation were allocated to the Company at a rate of two-thirds and to ICH at a rate of one-third for services performed by the executive officers as part of the sub-management agreement among IMH, IFC and RAI. The sub-management agreement with RAI was terminated in May of 1999. Messrs. Tomkinson, Ashmore, Johnson are no longer officers of ICH and ICCC.

The following is the amount of compensation paid to Messrs. Tomkinson, Ashmore, Johnson and Morrison and Ms. Verdugo by the Company for the years ended December 31, 2001, 2000 and 1999 (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Base Salary ($)		Bonus ($)(2)		Other Annual Compensation ($)		Securities Underlying Options(#)	All Other Compensation ($)(8)
Joseph R. Tomkinson	2001	310,561		1,091,992	(3)(4)	186,146	(6)	240,000	221
Chairman of the Board and	2000	308,582		338,290	(4)	17,267	(7)	500	690
Chief Executive Officer of	1999	274,390	(1)	242,630	(3)(4)	19,073	(7)	—	942
IMH, IFC and IWLG

William S. Ashmore	2001	246,403		999,252	(3)(4)	151,254	(6)	200,000	158
President, and Chief	2000	238,300		160,873	(4)	13,261	(7)	500	1,242
Operating Officer of IMH;	1999	206,872	(1)	98,552	(3)(4)	11,705	(7)	—	1,615
President of IFC and IWLG

Richard J. Johnson	2001	156,428		574,386	(3)	109,623	(6)	140,000	111
Executive Vice President	2000	135,676		—		15,224	(7)	500	290
and Chief Financial Officer	1999	103,436	(1)	—		11,705	(7)	—	444
of IMH, IFC and IWLG

Ronald M. Morrison	2001	204,985		—		69,261	(6)	67,500	146
General Counsel and	2000	192,564		32,080		15,067	(7)	500	716
Secretary of IMH, IFC and	1999	183,046		16,175		12,169	(7)	—	1,058
IWLG

Gretchen D. Verdugo	2001	162,000		82,749	(5)	13,297	(7)	40,000	111
Executive Vice President
of IWLG

(1)	Until May 1999, the Company was allocated two-thirds for the salary, other annual compensation and all other compensation of these officers.

(2)	Includes a quarterly bonus equal to the aggregate dividend such person would have received from the Company on all shares of common stock underlying unexercised stock options held by such person which were outstanding on the date of payment of said bonus; provided, however, that quarterly bonuses have been and will be paid for each calendar quarter if the dividend that would be payable by the Company on shares of its common stock for the subject quarter equals or exceeds such level as determined by a majority of the Unaffiliated Directors, which was fifteen percent (15%) for 2001, 2000 and 1999. Such persons will not be required to refund any portion of such bonuses previously earned regardless of the level of dividends in subsequent quarters. Each of Mr. Morrison’s and Ms. Verdugo’s bonus was not determined based on this formula. None of the Named Executive Officers received this bonus in 2000 and 1999 since the criteria were not achieved.

(3)	Includes the Incentive Compensation as described in “—Employment Agreements.”

(4)	Messrs. Tomkinson and Ashmore are each entitled to commissions based on IFC’s total loan production, not to exceed base salary.

(5)	Includes a quarterly bonus based on IWLG’s outstanding facilities to nonaffiliated customers.

(6)
Consists of a car allowance paid by the Company and contributions paid by the Company under the 401(k) plan. See “—401(k) Plan.” Also consists of cash payments based on DER awards attached to options in the following amounts: Mr. Tomkinson- $165,600, Mr. Ashmore- $138,000, Mr. Johnson- $96,600 and Mr. Morrison- $27,600. See “—Options Granted During 2001” for a description of the DERs.

(7)	Consists of a car allowance paid by the Company and contributions paid by the Company under the 401(k) plan. See “—401(k) Plan.”

(8)	Consists of payments on group term-life insurance.

Option Grants During 2001

The following table sets forth information concerning individual grants of stock options in 2001 to the Named Executive Officers:

Options Granted in 2001

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(8)
Name	Number of Securities Underlying Options Granted(#)		Percent of Total Options Granted to Employees(4)	Exercise or Base Price ($/Sh)(5)	Expiration Date
							5%	10%
Joseph R. Tomkinson	240,000	(1)(2)	17.9%	4.18	3/27/11	(6)	630,907	1,598,842
	100,000	(3)	7.5%	7.68	7/24/05	(7)	165,509	356,429

William S. Ashmore	200,000	(1)(2)	15%	4.18	3/27/11	(6)	525,756	1,332,369
	100,000	(3)	7.5%	7.68	7/24/05	(7)	165,509	356,429

Richard J. Johnson	140,000	(1)(2)	10.5%	4.18	3/27/11	(6)	368,029	932,658
	100,000	(3)	7.5%	7.68	7/24/05	(7)	165,509	356,429

Ronald M. Morrison	5,000	(1)(2)	—%	4.18	3/27/11	(6)	13,144	33,309
	20,000	(3)	1.5%	7.68	7/24/05	(7)	33,102	71,286
	55,000	(1)(2)	4.1%	7.60	12/18/11	(6)	262,878	666,184

Gretchen D. Verdugo	15,000	(3)	1.1%	3.85	1/30/04	(7)	12,445	26,802
	5,000	(1)	—%	4.18	3/27/11	(6)	13,144	33,309
	20,000	(3)	1.5%	7.68	7/24/05	(7)	33,102	71,286

(1)	Options vest immediately upon date of grant.

(2)
These options are accompanied by Dividend Equivalent Rights (DERs) whereby the option holder will receive a cash payment equal to the value of any dividends that the holder would have received on the underlying shares had that option been exercised immediately upon vesting. Dividend equivalent payments commence on the first dividend payment date following the option grant and continue until the earlier of the expiration or exercise of the corresponding options.

(3)	Options vest equally over a three year period.

(4)	The total number of options granted to the Company’s employees, excluding 237,500 shares underlying options granted to non-employee directors, during 2001 was 1,333,500.

(5)	The exercise price per share of options granted represents the fair market value of the underlying shares of common stock on the date the options were granted.

(6)	Such stock options expire ten years from the date of grant.

(7)	Such stock options expire four years from the date of grant.

(8)
In order to comply with the rules of the Securities and Exchange Commission, the Company is including the gains or “option spreads” that would exist for the respective options the Company granted to the Named Executive Officers. The Company calculated these gains by assuming an annual compound stock price appreciation of 5% and 10% from the date of the option grant until the termination date of the option. These gains do not represent the Company’s estimate or projection of the future price of the common stock.

Aggregated Option Exercises in 2001 and Year-End Option Values

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)(1)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph R. Tomkinson	10,500	27,370	240,000	100,000	1,036,800	82,000
William S. Ashmore	10,500	29,976	200,000	100,000	864,000	82,000
Richard J. Johnson	10,500	27,958	140,000	100,000	604,800	82,000
Ronald M. Morrison	3,153	8,671	67,500	20,000	101,569	16,400
Gretchen D. Verdugo	5,334	14,477	7,000	35,000	29,725	86,150

(1)	For a description of the terms of such options, see “—Stock Option Plans.”

(2)
The value of unexercisable “in-the-money” options is based on a price per share of $8.50, which was the price of a share of common stock as quoted on the American Stock Exchange at the close of business on December 31, 2001, minus the exercise price, multiplied by the number of shares underlying the option.

Employment Agreements

On November 20, 1995, each of Messrs. Tomkinson, Ashmore and Johnson entered into a five-year employment agreement with IFC. In August 1997, in connection with the public offering of ICH, each officer’s employment agreement was amended and restated to allow him or her to become an officer of RAI (and of ICH and ICCC). See “—Executive Compensation—Summary Compensation Table” for annual salary and bonus descriptions. RAI agreed to cause each of its officers to devote as much of his or her time to the operations of ICH as was necessary. On January 1, 1998, each of these employment agreements was modified and extended to a term expiring on December 31, 2002. Until May 1999, ICH reimbursed RAI, who reimbursed IFC, on a dollar for dollar basis, including a service charge.

Pursuant to the employment agreements, if the officer is terminated without cause, as defined therein, then the officer will receive (i) his or her base salary for a period of one year following the date of termination, (ii) any bonus or incentive compensation prorated through the date of termination; provided that if the bonus or incentive compensation is discretionary, then the officer will receive a payment at least equal to the last previous payment made to the officer, if any, for the previous year prorated to the date of termination, and (iii) any expense reimbursements. Each officer agreed that during the term of the employment agreement and for a period of one year from the date of termination he or she will not compete with the Company if the agreement is voluntarily terminated by the officer. Upon any merger, transfer of assets, dissolution, liquidation or consolidation, the surviving corporation or transferee is bound by such employment agreement, and the Company has agreed to take all action to ensure such.

Effective in January 1998 and in lieu of accepting 25% of the fee owed in connection with the termination of the management agreement between the Company and Imperial Credit Advisors, Inc. (ICAI), the Company’s former manager, Messrs. Tomkinson, Ashmore and Johnson amended each of their employment agreements so that if the Company’s annualized return on equity, as defined therein, during any fiscal quarter is in excess of the ten year U.S. Treasury rate plus 200 basis points, each officer will receive an additional bonus of 4.0875%, 4.25%, and 3.0%, respectively, of such excess (the “Incentive Compensation”). 18% of each officer’s incentive compensation will be deposited in a deferred compensation plan, one-third of which will be released one year from the quarter in which it is deposited plus the applicable accrued interest on such released amount at a rate of the ten year average yield, as defined therein, plus 200 basis points. 80% of the remainder of the incentive compensation will be paid to each officer in cash and 20% will be used by each officer to purchase shares of the Company’s common stock pursuant to its dividend reinvestment and stock purchase plan.

Pursuant to an “at will” employment offer letter dated May 28, 1998, Ronald M. Morrison was hired as General Counsel and Secretary of the Company with a base salary of $180,000 and an annual discretionary bonus of up to 20% of his base salary based upon performance and corporate profitability objectives. Mr. Morrison is also eligible to stock options under the Company’s Stock Option Plans, a monthly car allowance and expense reimbursements.

Stock Option Plans

The Company’s 1995 Stock Option, Deferred Stock and Restricted Stock Plan (the “1995 Stock Option Plan”) provides for the grant of qualified incentive stock options (“ISOs”) that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), options not qualified (“NQSOs”), deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights awards. During 2001, the board of directors and stockholders approved a new Stock Option, Deferred Stock and Restricted Stock Plan (the “2001 Stock Option Plan” and together with the 1995 Stock Option Plan the “Stock Option Plans”). The 2001 Stock Option Plan provides for the grant of ISOs that meet the requirements of Section 422 of the Code, NQSOs, deferred stock and restricted stock awards and dividend equivalent rights.

The Stock Option Plans are administered by the board of directors (the “Administrator”). ISOs may be granted to the officers and key employees of the Company. NQSOs and awards may be granted to the directors, officers and key employees of the Company or any of its subsidiaries, and to the directors, officers and key employees of IFC. The exercise price for any NQSO or ISO granted under either of the Stock Option Plans may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding common stock) of the fair market value of the shares of common stock at the time the NQSO or ISO is granted. The purpose of each of the Stock Option Plans is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects the Company.

Under current law, ISOs may not be granted to any individual who is not also an officer or employee of the Company. To ensure that the Company qualifies as a REIT, the Stock Option Plans provide that no options may be granted to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.5% of the outstanding shares of common stock of the Company.

Each option must terminate no more than 10 years from the date it is granted (or 5 years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of the Company’s outstanding common stock). Options may be granted on terms providing for exercise in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option, as determined by the Administrator.

Options granted under the Stock Option Plans will become exercisable in accordance with the terms of the grant made by the Administrator. Awards will be subject to the terms and restrictions of the award made by the Administrator. The Administrator has discretionary authority to select participants from among eligible persons and to determine at the time an option or award is granted and, in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased.

The board of directors may from time to time revise or amend either of the Stock Option Plans, and may suspend or discontinue either any time. However, no such revision or amendment may impair the rights of any participant under any outstanding award without his consent or may, without stockholder approval, increase the number of shares subject to either of the Stock Option Plans or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant, with the exception of adjustments resulting from changes in capitalization, materially modify the class of participants eligible to receive options or awards under the Stock Option Plans, materially increase the benefits accruing to participants under the Stock Option Plans or extend the maximum option term under the Stock Option Plans.

1995 Stock Option Plan

Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the 1995 Stock Option Plan currently authorizes the grant of options to purchase, and awards of, up to 1,200,000 shares. As of March 31, 2002, 67,390 shares underlying options were available for grant under the 1995 Stock Option Plan. If an option granted under the 1995 Stock Option Plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under the 1995 Stock Option Plan.

The exercise price of any option granted under the 1995 Stock Option Plan is payable in full by (1) cash payment, (2) surrender of shares of the Company’s common stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an award under the 1995 Stock Option Plan, (3) cancellation of indebtedness owed by the Company to the option holder, (4) a full recourse promissory note executed by the option holder, or (5) any combination of the foregoing. The terms of any promissory note may be changed from time to time by the board of directors to comply with applicable United States Internal Revenue Service or Securities and Exchange Commission regulations or other relevant pronouncements.

Under the 1995 Stock Option Plan, the Company made loans available to stock option holders, subject to board of directors’ approval, in connection with the exercise of stock options granted under the 1995 Stock Option Plan. See “—Stock Option Loan Plan.” If shares of common stock are pledged as collateral for such indebtedness, such shares may be returned to the Company in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and awards under the 1995 Stock Option Plan.

Unless previously terminated by the board of directors, no options or awards may be granted under the 1995 Stock Option Plan after August 31, 2005.

In the event of a change in control, all stock options, any stock appreciation rights outstanding for at least six months, restricted stock, deferred stock and performance share awards will fully vest and the value of all such awards will be cashed out by payment of cash or other property, as determined by the Administrator, on the basis of a “change of control price.” Furthermore, any indebtedness incurred in connection with the 1995 Stock Option Plan will be forgiven. A “change of control” generally occurs when (i) any person becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s securities, (ii) during any consecutive two-year period, individuals who at the beginning of such period constitute the board of directors, and any new director, with certain exceptions, who was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the board of directors, (iii) in some circumstances, the stockholders approve a merger or consolidation, or (iv) the stockholders approve the complete liquidation, sale or disposition of all or substantially all of the Company’s assets. The “change of control price” generally means the higher of (i) the highest price per share paid or offered in any transaction related to a change of control or (ii) the highest price per share paid in any transaction reported on the exchange on which the Company’s common stock is listed at any time preceding the 60 day period as determined by the Administrator.

2001 Stock Option Plan

Subject to adjustment provisions for stock splits, stock dividends and similar events, the 2001 Stock Option Plan authorizes the grant of options to purchase, and awards of, up to 1,000,000 shares; however, on January 1 of each year beginning January 1, 2002 such maximum aggregate number of shares of stock shall be increased by an amount equal to the lesser (a) 3.5% of the total number of shares of Stock outstanding on such anniversary date, and (b) a lesser amount as determined by the Board; provided, further, that of such amount the maximum aggregate number of ISOs shall be increased on January 1 of each year by an amount equal to the lesser of (a) 3.5% of the total number of shares of Stock outstanding on such anniversary date, and (b) 3.5% of the total number of shares of Stock outstanding on the Effective Date of the Plan. If an option granted under the 2001 Stock Option Plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under the 2001 Stock Option Plan. As of March 31, 2002, 1,244,319 shares underlying options were available for grant under the 2001 Stock Option Plan.

The exercise price of any option granted under the 2001 Stock Option Plan is payable in full by (1) cash payment, (2) surrender of shares of the Company’s common stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an award under the Stock Option Plan, (3) cancellation of indebtedness owed by the Company to the option holder, (4) a full recourse promissory note executed by the option holder, or (5) any combination of the foregoing. In the case of ISOs, however, the right to make payment in the form of already owned shares of common stock must be authorized at time of grant of such ISOs. The terms of any promissory note may be changed from time to time by the board of directors to comply with applicable United States Internal Revenue Service or Securities and Exchange Commission regulations or other relevant pronouncements.

The 2001 Stock Option Plan permits the Company to make loans available to stock option holders in the same manner as described above for the 1995 Stock Option Plan.

Unless previously terminated by the board of directors, no options or awards may be granted under the 2001 Stock Option Plan after March 27, 2011.

Under the 2001 Stock Option Plan, dividend equivalent rights may accompany awards granted to a participant. These rights entitle a participant to receive cash, Company stock or other awards equal in value to dividends paid for a specified number of shares of Company stock or other periodic payments.

In the event of a change in control, all stock options, restricted stock, and deferred stock may fully vest and be exercisable, the value of all such awards will be cashed out by payment of cash or other property, as determined by the Administrator, on the basis of a “change of control price” or all unexercised stock options may be terminate. Furthermore, any indebtedness incurred in connection with the 2001 Stock Option Plan may be forgiven. The Administrator may,in the alternative, allow a successor to substitute equivalent awards or provide similar consideration. A “change of control” generally occurs when (i) any person becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s securities, (ii) during any consecutive two-year period, individuals who at the beginning of such period constitute the board of directors, and any new director, with certain exceptions, who was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the board of directors, (iii) in some circumstances, the stockholders approve a merger or consolidation, or (iv) the stockholders approve the complete liquidation, sale or disposition of all or substantially all of the Company’s assets. The “change of control price” generally means the higher of (i) the highest price per share paid or offered in any transaction related to a change of control or (ii) the highest price per share paid in any transaction reported on the exchange on which the Company’s common stock is listed at any time preceding the 60 day period as determined by the Administrator.

Stock Option Loan Plan

In December 1996, the board of directors adopted the 1996 Stock Option Loan Plan (the “Loan Plan”) under which loans may be made to officers, directors and key employees of the Company and IFC in connection with the exercise of stock options granted under the 1995 Stock Option Plan. Under the Loan Plan, the principal of any loan may not exceed the sum of (x) the exercise price less the par value of the shares of common stock covered by the stock option exercised by the holder and (y) any federal, state, or local income tax attributable to such exercise. Any loan proceeds must be paid directly to the Company in connection with the exercise of such options. Loans may be extended for a period of five years and can be extended annually for up to two more years, but in no event may the term be longer than seven years, including extensions. The interest rate on each loan is approved by the Compensation Committee, with such interest rate to be at all times at least sufficient to avoid imputed interest under the Code. The loans under the Loan Plan are evidenced by a promissory note, are full recourse and are secured by pledges of the common stock purchased upon the exercise of the stock options to which they relate. In the event of the sale or transfer of any of the shares of the common stock pledged as security, except under certain limited conditions, the unpaid principal balance and accrued interest shall become immediately due and payable to the extent of the proceeds realized from such sale or transfer. The principal and interest on the loans made under the Loan Plan are payable quarterly only upon the payment of dividends by the Company to holders of its common stock. The loans may be prepaid without penalty at any time. The following table sets forth information as of December 31, 2001 relating to loans made by IMH to certain directors of IMH under the Loan Plan in connection with the exercise of stock options under the 1995 Stock Option Plan.

Name	Balance as of December 31, 2001	Highest Balance during 2001	Interest Rate
James Walsh	$205,155	$207,464	4.23%
Frank P. Filipps	$205,188	$207,496	4.23%
Stephan R. Peers	$199,923	$202,314	4.23%

Total	$610,266	$617,274

In April 2002, these loans were paid in full through the sale of IMH common stock. Currently, the Company has suspended any further loans provided under the Loan Plan.

401(k) Plan

During 2001, the Company participated in the IFC contributory retirement plan (“401(k) Plan”) for all full time employees with at least six months of service, which is designed to be tax deferred in accordance with the provisions of Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute from 1% to 15% of his or her salary or up to $10,500 annually, and the Company will contribute to the participant’s plan account at the end of each plan year 50% of the first 4% of salary contributed by a participant. Under the 401(k) Plan, employees may elect to enroll on the first day of any month, provided that they have been employed for at least six months. In 2002, the 401(K) has been modified to allow for contributions up to 25% of his or her salary or up to $11,000 annually.

Subject to the rules for maintaining the tax status of the 401(k) Plan, an additional Company contribution may be made at the discretion of the Company, as determined by the Unaffiliated Directors. Should a discretionary contribution be made, the contribution would first be allocated to those employees deferring salaries in excess of 4%. The matching contribution would be 50% of any deferral in excess of 4% up to a maximum deferral of 8%. Should discretionary contribution funds remain following the allocation outlined above, any remaining Company matching funds would be reallocated on the first 4% of the employee’s deferrals. Company matching contributions will be made as of December 31st of each year. IMH and IFC recorded approximately $625,000 for matching and discretionary contributions during 2001.

Ten-Year Option/SAR Repricing

The Company relies on the retention and motivation of its key executive officers through the Company’s long-term incentive program, which includes the 1995 Stock Option Plan and 2001 Stock Option Plan. A number of the outstanding options issued to executive officers had exercise prices that were significantly higher than the then current market price of the Company’s common stock. Accordingly, these options no longer provided the intended long-term incentive and the Company determined it was appropriate to cancel certain options issued to key executive officers and issue new options under the 2001 Stock Option Plan.

On September 25, 2000, the board of directors cancelled stock options granted to Joseph R. Tomkinson, William S. Ashmore, and Richard J. Johnson that were originally granted to each individual under the 1995 Stock Option Plan between August 31, 1995 and November 21, 1997. On March 27, 2001, the board of directors issued stock options under the 2001 Stock Option Plan to Messrs. Tomkinson, Ashmore and Johnson at an exercise price of $4.18. The following table sets forth, among other things, the date the outstanding options were granted, the number of options that were cancelled and the exercise price of the cancelled options.

Name	Date	Number of Securities Underlying Options Repriced or Amended (#)	Market Price of Stock at Time of Repricing or Amendment ($)	Exercise Price at Time of Repricing or Amendment ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing or Amendment
Joseph R. Tomkinson	March 27, 2001	75,000	4.18	15.4167	4.18	5 years 10 months
	March 27, 2001	129,168	4.18	7.50	4.18	4 years 5 months
	March 27, 2001	22,500	4.18	17.5833	4.18	6 years 7 months
	March 27, 2001	13,332	4.18	7.50	4.18	4 years 5 months

William Ashmore	March 27, 2001	22,500	4.18	17.5833	4.18	6 years 7 months
	March 27, 2001	37,500	4.18	15.4167	4.18	5 years 10 months
	March 27, 2001	13,332	4.18	7.50	4.18	4 years 5 months
	March 27, 2001	61,668	4.18	7.50	4.18	4 years 5 months

Richard Johnson	March 27, 2001	15,000	4.18	15.4167	4.18	5 years 10 months
	March 27, 2001	13,332	4.18	7.50	4.18	4 years 5 months
	March 27, 2001	24,168	4.18	7.50	4.18	4 years 5 months

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee and Audit Committee each consist of Messrs. Walsh, Filipps and Peers. No member of the Compensation Committee was, during the fiscal year, an officer or employee of IMH, nor was any member of the Compensation Committee formerly an officer of IMH.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company’s board of directors administers the policies governing the Company’s executive compensation program. All issues pertaining to executive compensation are reviewed by the Compensation Committee and approved by the Company’s board of directors. The Compensation Committee is comprised solely of non-employee directors.

The Compensation Committee believes that executive compensation should reward sustained earnings and long-term value created for stockholders and reflect the business strategies and long-range plans of the Company. The guiding principles affecting executive compensation are: (1) to attract and retain key high caliber executives; (2) to provide levels of compensation competitive with those offered by the Company’s competitors; and (3) to motivate executives to enhance earnings and long-term stockholder value by linking stock performance (on a total returns basis) with long-term incentive compensation.

The Company’s executive compensation philosophy is to set base salary at a conservative market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to the Company’s earnings as well as to value received by stockholders. Targeted levels of executive compensation are set at levels consistent with others in the Company’s industry, determined after comparison, with such compensation increasingly weighted towards programs contingent upon the Company’s level of annual and long-term performance.

Each executive officer’s compensation is comprised of three principal components: base salary, bonus and stock options or awards granted pursuant to the Company’s Stock Option Plans. Base salary and bonus are determined by the executive officer’s employment agreement with IFC and are reviewed at least annually by the Compensation Committee. Each named Executive Officer, including the Chief Executive Officer, is entitled to a bonus (excluding Mr. Morrison and Ms. Verdugo) consisting of a quarterly bonus equal to the aggregate dividend such executive officer would have received from the Company on shares of common stock underlying unexercised stock options held by such officer, and the Incentive Compensation as described in “Executive Compensation—Employment Agreements.” None of the officers received these bonuses for 2000 since the criteria was not achieved; however, the officers received both of these bonuses for 2001 since the criteria was met for each one. In addition, Messrs. Tomkinson and Ashmore were entitled to a quarterly performance bonus based on a percentage of the principal amount of loans acquired by IFC each quarter. Each of Messrs. Tomkinson and Ashmore received this quarterly bonus for 2001. The Compensation Committee believes that the total compensation package of the Named Executive Officers should be linked to such factors as return on equity and to the total return of the Company’s stock, both on an absolute basis and relative to similar companies, and to the attainment of planned objectives established at the beginning of the year. Since the fourth quarter of 1998, the Company has made a number of strategic changes in its businesses, which has resulted in yearly improvements in its operations. Due to the Company’s performance during 2001, the criteria for each of the different bonus programs for the Named Executive Officers were met and, consequently, they received larger bonuses for 2001 than they received in the immediately preceding years.

The Company uses stock options and dividend equivalent rights, or DERs, to align the long-range interest of its Named Executive Officers with the interests of stockholders. The amount of stock options and DERs that is granted to Named Executive Officers is determined by taking into consideration the officer’s position with the Company, overall individual performance, the Company’s performance and an estimate of the long-term value of the award considering current base salary and any cash bonus awarded.

In March 2001, each of the Named Executive Officers (with the exception of Ms. Verdugo) were granted options accompanied by DERs. See the table entitled “Option Grants During 2001” for a description of the DERs. The Company did not declare any dividends on its common stock during the first and second quarters of 2001; however, it declared dividends on its common stock during the third and fourth quarters of 2001. As a result, the Named Executive Officers received cash payments of an aggregate of $427,800 based on their DER awards. As stock dividends is one of the components that the Company uses to measure its performance, the Compensation Committee believes that the grant of DERs align the executive officers’ interests with that of the stockholders.

The Compensation Committee applies the foregoing principles and policies in examining the compensation of Joseph R. Tomkinson, the Company’s Chief Executive Officer. The Compensation Committee believes that Mr. Tomkinson, as Chief Executive Officer, significantly and directly influences the Company’s overall performance.

Section 162(m) was added to the Code as part of the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the deduction for compensation paid to the Chief Executive Officer and the other Named Executive Officers to the extent that compensation of a particular executive exceeds $1,000,000, unless such compensation was based upon performance goals determined by a compensation committee consisting solely of two or more outside directors, the material terms of which are approved by a majority vote of the stockholders prior to the payment of such remuneration, or paid pursuant to a binding contract that was in effect on February 17, 1993. The compensation paid in 2001 to the Named Executive Officers was deductible.

The Committee will review the Company’s existing compensation program to determine the deductibility of the future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to the Company’s existing compensation program that will enable the Company to continue to attract and retain key individuals while optimizing the deductibility to the Company of amounts paid as compensation.

The Committee believes that its overall executive compensation program will be successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group, which will create added stockholder value.

COMPENSATION COMMITTEE MEMBERS

James Walsh
Stephan R. Peers
Frank P. Filipps

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s board of directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is currently comprised of three directors, each of whom is independent as defined by the American Stock Exchange listing standards. The Audit Committee operates under a written Audit Committee charter approved by the board of directors on May 23, 2000. A copy of the charter is attached as Exhibit 1 to the Company’s Proxy Statement that was filed with the Securities and Exchange Commission on May 17, 2001.

Company management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with Company management and the independent auditors to review and discuss the December 31, 2001 financial statements. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as may be modified or supplemented. The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) which requires the written disclosure of all relationships between the Company and its independent auditors that, in the independent auditor’s professional judgment, may reasonably be thought to bear on independence and confirmation that, in its professional judgment, it is independent of the company that it is auditing.

Based on the Audit Committee’s discussions with Company management, review of the independent auditor’s letter and discussions with the independent auditors, the Audit Committee has recommended that the board of directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

The Audit Committee has reviewed the non-audit fees described below and has concluded that the amount and nature of those fees is compatible with maintaining the independent auditors independence.

SELECTION OF INDEPENDENT AUDITORS

KPMG LLP completed the audits of the financial statements of the Company and IFC for the fiscal year ended December 31, 2001. Representatives of KPMG are expected to be present at the meeting and will have the opportunity to make a statement, if they so desire, and to be available to respond to appropriate questions.

The Company has been very satisfied with the services of KPMG. Currently, KPMG provides the Company with internal and external audit services. The Company has not yet appointed independent accountants for the fiscal year 2002, because the Audit Committee is considering dividing the responsibility for the Company’s internal and external audit functions between two independent accounting firms. As a result, the Audit Committee is soliciting proposals from KPMG and other independent accounting firms to provide the internal and external auditor services. The Audit Committee will make a recommendation to the board of directors when its deliberations are completed.

KPMG issued unqualified reports on the Company’s and IFC’s financial statements for the fiscal years ended December 31, 1995 through December 31, 2001, and to date the Company has had no disagreements with KPMG on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures.

AUDIT COMMITTEE MEMBERS

James Walsh
Stephan R. Peers
Frank P. Filipps

INFORMATION REGARDING AUDITORS’ FEES

During the fiscal year ended December 31, 2001, the Company retained KPMG as independent auditors and paid the following fees for services rendered:

Audit Fees	Audit Related Fees	Financial Information Systems Design and Implementation Fees	All Other Fees
$245,800	$139,200	$0	$239,969

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a performance graph comparing the cumulative total stockholder return on the Company’s common stock, the S&P 500 Stock Index and an index average of the Company’s peer group, composed of comparable publicly-traded companies in the mortgage business, in each case for the period commencing on December 31, 1996 through December 31, 2001. Such peer group includes Apex Mortgage Capital, Inc., Annaly Mortgage Management, Capstead Mortgage Corporation, Inc., Hanover Capital Mortgage Holdings, Inc., Redwood Trust, Inc. and Thornburg Mortgage Asset Corporation. The graph assumes $100 invested on December 31, 1996 in the Company’s common stock, the S&P 500 Stock Index and the Stock Index of the peer group and reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG IMPAC MORTGAGE HOLDINGS, INC.,
S&P 500 INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON JAN. 1, 1997
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2001

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE COMPANIES,
PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Act of 1934 requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s securities to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Executive officers, directors and greater than ten percent stockholders are required by the Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year which ended December 31, 2001, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent stockholders were satisfied by such persons, except for William B. Ashmore and Ronald M. Morrison who each filed a late Form 4 reporting the purchase or sale of shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Arrangements with IFC

IMH and IFC have interlocking executive positions and share common ownership. Joseph R. Tomkinson, IMH’s Chairman of the Board and Chief Executive Officer and IFC’s Chief Executive Officer and a Director is an owner of one- third of the common stock of IFC. William S. Ashmore, IMH’s President, Chief Operating Officer and a Director and IFC’s President and a Director is an owner of one-third of the common stock of IFC. Richard J. Johnson, IMH’s Executive Vice President and Chief Financial Officer and Executive Vice President, Chief Financial Officer and a director of IFC, is an owner of one-third of the common stock of IFC.

In addition, as owners of all of the outstanding shares of voting stock of IFC, Messrs. Tomkinson, Ashmore, and Johnson, have the right to elect all directors of IFC and the ability to control the outcome of all matters for which the consent of the holders of the common stock of IFC is required. Ownership of 100% of the common stock of IFC entitles the owners thereof to an aggregate of 1% of the economic interest in IFC.

During 2001, IMH and IWLG were allocated data processing, executive and operations management, and accounting services that IFC incurred during the normal course of business. IFC charged IMH and IWLG for these services based upon usage, which management believes was reasonable. Total cost allocations charged to IMH and IWLG by IFC for the year ended December 31, 2001 were $1.7 million.

Lease Agreement

IMH and IFC entered into a premises operating sublease agreement from an unaffiliated third party to rent approximately 74,000 square feet of office space in Newport Beach, California, for a ten-year term, which expires in May 2008. IMH and IFC pay monthly rental expenses and allocate the cost to subsidiaries and affiliated companies on the basis of square footage occupied. The majority of occupancy charges incurred were paid by IFC as most of the Company’s employees are employed by IFC. Total rental expense paid by IFC for the year ended December 31, 2001 was $2.0 million, of which $121,000 was charged to IWLG.

Sub-Servicing Agreements

IFC acts as a servicer of mortgage loans acquired on a “servicing-released” basis by the Company in its Long-Term Investment Operations pursuant to the terms of a Servicing Agreement, which became effective on November 20, 1995. IFC subcontracts all of its servicing obligations under such loans to independent third parties pursuant to sub-servicing agreements.

Credit Arrangements

IWLG maintains a warehouse financing facility with IFC. Advances under such warehouse facility bears interest at Bank of America’s prime rate minus 0.50%. As of December 31, 2001, finance receivables outstanding to IFC were $174.1 million. As of March 31, 2002, $383.8 million was outstanding, excluding pledge accounts. Interest income recorded by IWLG related to finance receivables due from IFC for the year ended December 31, 2001 was $18.4 million.

During the normal course of business, the Company may advance or borrow funds on a short-term basis with affiliated companies. Advances to affiliates are reflected as “Due from affiliates,” while borrowings are reflected as “Due to affiliates” on the Company’s balance sheet. These short-term advances and borrowings bear interest at a fixed rate of 8.0% per annum. As of December 31, 2001, due from affiliates was none. Interest income recorded by the Company related to short-term advances due from affiliates for the year ended December 31, 2001 was $122,000. As of December 31, 2001 due to affiliates was none. Interest expense recorded by the Company related to short-term borrowings due to affiliates for the year ended December 31, 2001 was $250,000.

Purchase of Mortgage Loans

During the year ended December 31, 2001 the Company purchased from IFC mortgage loans having a principal balance of $1.5 billion. The loans were purchased with premiums of $24.4 million. Servicing rights on all mortgages purchased by IMH were retained by IFC.

Purchase of Cumulative Convertible Preferred Stock

On February 20, 2001, IFC purchased $5.0 million of the Company’s Series C 10.5% Cumulative Convertible Preferred Stock from LBP, Inc. at cost plus accrued interest. On March 27, 2001, IFC purchased an additional $5.0 million of the IMH’s Preferred Stock from LBP for $5.25 million plus accumulated dividends. The Preferred Stock was converted into 2,118,644 shares of IMH common stock in August 2001. Subsequently, IFC sold 1.7 million shares of IMH common stock for a gain of $3.5 million. As of December 31, 2001, IFC owned 377,028 shares of IMH common stock with a carrying value of $3.2 million. Leigh J. Abrams, a Director of the Company is President, Chief Executive Officer and a Director of LBP, Inc.

Advances

During 1999, IMH advanced $14.5 million in cash to IFC at an interest rate of 9.50% per annum due June 30, 2004, in exchange for an interest only note to fund the operations of IFC and other strategic opportunities deemed appropriate by IFC. At December 31, 2001 the amount outstanding on this note was $14.5 million and the largest amount outstanding during 2001 was $14.5 million. Interest income recorded by IMH related to this note during 2001 was $1.4 million.

Indebtedness of Management

In connection with the exercise of stock options by certain directors and employees of the Company, the Company made loans secured by the related stock. The loans were made for a five-year term with a current interest rate of 4.23%. Interest on the loans is payable quarterly upon receipt of the dividend payment and the interest rate is set annually by the compensation committee. At each dividend payment date, 50% of quarterly dividends after applying the dividend payment to interest due, is required to reduce the principal balance outstanding on the loans. The interest rate on these loans adjusts annually at the discretion of the board of directors. As of December 31, 2001, total notes receivable from common stock sales was $920,000. Interest income recorded by the Company related to the loans for the year ended December 31, 2001, was $39,000. In April 2002, these loans were paid in full through the sale of IMH common stock. Currently, the Company has suspended any further loans provided under the plan. See “Executive Compensation—Stock Option Loan Plan.”

On December 10, 2001, IFC provided William S. Ashmore, President, Chief Operating Officer and a Director of the Company, with a $600,000 adjustable rate loan to provide mortgage financing with an initial interest rate of 4.13%. In the opinion of management, the loan was in the ordinary course of business, substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons.

On November 15, 2001, IFC provided Richard J. Johnson, Executive Vice President and Chief Financial Officer of IFC, with a $140,000 fixed rate loan to provide mortgage financing with an interest rate of 6.50%. In the opinion of management, the loan was in the ordinary course of business, substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons.

Other Arrangements

IFC has entered into an insurance commitment program with Radian Guaranty, Inc. Frank Filipps, a Director of the Company, is the Chairman and Chief Executive Officer of Radian Group, Inc. (NYSE-RDN) and its principal subsidiary, Radian Guaranty, Inc. Radian Guaranty has agreed to insure up to $2.2 billion worth of mortgage loans acquired or originated by IFC that meet certain credit criteria. IFC pays Radian on a monthly basis. The amount paid depends on the number of mortgage loans insured by Radian and the credit quality of the mortgage loans. For the year ended December 31, 2001, IFC paid an aggregate of $4.0 million to Radian in connection with the insurance program.

An immediate family member of Joseph R. Tomkinson, the Company’s Chairman and Chief Executive Officer, is the president of Real Time Marketing and Duplication. The Company paid Real Time Marketing and Duplication $283,000 for marketing and advertising services that were provided to the Company during 2001.

The Company may from time to time, enter into additional transactions in the ordinary course of business with institutions with which certain of the affiliated directors are employed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock as of the Record Date by (i) each person known to the Company to beneficially own more than five percent of the Company’s common stock, (ii) each director, (iii) the Company’s executive officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
HBK Investments L.P. (2)	3,612,788	8.87%
Joseph R. Tomkinson (3)	533,186	*
William S. Ashmore (4)	423,612	*
Richard J. Johnson (5)	376,526	*
Ronald M. Morrison (6)	98,129	*
Gretchen D. Verdugo (7)	53,299	*
James Walsh (8)	68,750	*
Frank P. Filipps (8)	68,750	*
Stephan R. Peers (8)	68,750	*
William E. Rose (9)	47,500	*
Leigh J. Abrams (10)	47,500	*
All Directors and executive officers as a group (10 persons) (11)	1,786,002	4.39%

*	less than 1%

(1)	All named beneficial owners, with the exception of HBK Investments, L.P., can be contacted at 1401 Dove Street, Newport Beach, California 92660.

(2)
The following is based on information provided by HBK Investments L.P.: Consists of shares of common stock owned by HBK Master Fund L.P. HBK Investments L.P. has voting and dispositive power over these shares pursuant to an investment management agreement. The principal business address of HBK Investments L.P. is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

(3)	Includes options to purchase 340,000 shares.

(4)
Includes (i) options to purchase 300,000 shares, (ii) 17,015 shares held in a profit sharing plan with Mr. Ashmore and his wife as trustees, (iii) 82,811 shares held in trust with Mr. Ashmore and his wife as trustees, and (iv) 3,325 shares held as custodian for his children.

(5)	Includes options to purchase 240,000 shares.

(6)	Includes options to purchase 80,000 shares.

(7)	Includes options to purchase 37,000 shares.

(8)	Includes options to purchase 68,750 shares.

(9)	Includes options to purchase 47,500 shares. Excludes shares beneficially owned by HBK Investments L.P. Mr. Rose is a Managing Director of HBK Investments L.P.

(10)	Includes options to purchase 47,500 shares.

(11)	Includes options to purchase a total of 1,298,250 shares.

PROPOSAL NO. 2

AMENDMENT TO COMPANY’S ARTICLES OF INCORPORATION
INCREASING AUTHORIZED SHARES OF COMMON STOCK

The Company is proposing to amend Article VI of its Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 shares to 200,000,000 shares. On March 26, 2002, the board of directors approved the amendment to the Articles of Incorporation, subject to approval by the Company’s stockholders.

Pursuant to Article VI of its Articles of Incorporation, the Company is presently authorized to issue 50,000,000 shares of common stock, $0.01 par value per share, of which on the Record Date, 39,422,163 shares were issued and outstanding. Additionally, pursuant to its Charter, the Company is presently authorized to issue 10,000,000 shares of preferred stock, $0.01 par value per share, of which 2,500,000 shares are designated as Series A Junior Participating Preferred Stock and 1,200,000 are designated as Series C 10.5% Convertible Preferred Stock. As of the Record Date, no shares of preferred stock were issued and outstanding.

It is proposed (the “Proposal”) to amend Article VI of the Articles of Incorporation of the Company in order to increase the authorized number of shares of common stock of the Company from 50,000,000 shares, $0.01 par value per share, to 200,000,000 shares, $0.01 par value per share, as follows:

“ARTICLE VI

Section 6.1. Authorized Shares. The Corporation has authority to issue 200,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”) and 10,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $2,100,000.”

If this proposal is approved by the stockholders, the additional shares of authorized Common Stock will become part of the existing class of Common Stock, and the additional shares, when issued, will have the same rights and privileges as the shares of Common Stock now issued. Pursuant to the Company’s rights agreement, as amended, dated October 7, 1998, rights will attach to new issuances of Common Stock until the earlier of the distribution date, redemption or expiration of the rights. There are no preemptive rights relating to the Common Stock. The authorized number of shares of Preferred Stock will not be changed as the result of the Proposal.

The proposed increase in authorized Common Stock will allow the Company to:

1)  Issue Common Stock in connection with raising additional equity capital or in connection with acquisitions, mergers and other financing transactions involving the issuance of securities.

2)  Issue Common Stock without the expense and delay of special meetings of stockholders except as otherwise required by applicable law or the American Stock Exchange.

3)  Issue Common Stock with respect to the granting of securities under the 2001 Stock Option Plan or pursuant to other management compensation arrangements which the board of directors may adopt.

4)  Issue Common Stock in connection with stock splits or stock dividends.

As of April 2, 2002, approximately 67,390 of the Company’s unissued shares are reserved for issuance under the Company’s 1995 Stock Option Plan and approximately 1,244,319 of the Company’s unissued shares are reserved for issuance under the Company’s 2001 Stock Option Plan. Under the 2001 Stock Option Plan, each year the maximum aggregate number of shares of Common Stock reserved and available for issuance under the plan shall be increased by 3.5% of the total number of shares of the Company’s Common Stock outstanding, or a lesser amount as determined by the board of directors.

The Company currently has an effective registration statement on Form S-3 filed with the Securities and Exchange Commission that will allow it to sell up to $300.0 million of securities, which consists of common stock, preferred stock, debt securities and warrants. The Company has not entered into any specific agreements or understandings relating to the issuance of additional shares of common stock. However, the Company is receptive to all methods of financing which may be reasonably available and to other opportunities which may arise from time to time. The board of directors believes that, in the future, occasions may arise where the time required to obtain stockholder approval might adversely delay the Company’s ability to enter into a desirable transaction. Authorized but unissued shares of common stock will be issued by the Company from time to time as appropriate and opportune situations arise.

The board of directors recommends a vote for approval of the amendment to the articles of incorporation.

STOCKHOLDERS’ PROPOSALS

Stockholders are hereby notified that if they wish a proposal to be included in the Company’s Proxy Statement and form of proxy relating to the 2002 annual meeting of stockholders, they must deliver a written copy of their proposal no later than January 1, 2003. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), in order to be included in the Company’s proxy materials. Stockholders who wish to submit a proposal for consideration at the Company’s 2002 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, must, in accordance with the Company’s bylaws, deliver a copy of their proposal no later than the close of business on April 25, 2003 nor earlier than March 27, 2003. In either case, proposals should be delivered to 1401 Dove Street, Newport Beach, California 92660, Attention: Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail return receipt requested.

OTHER BUSINESS

The board of directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxy holders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

By	Order of the Board of Directors

Ro	nald M. Morrison, Secretary

Dated: April 30, 2002
Newport Beach, California

Form of Proxy Card

IMPAC MORTGAGE HOLDINGS, INC.
1401 Dove Street
Newport Beach, California 92660
Proxy for Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Joseph R. Tomkinson and Richard J. Johnson, and each of them, as proxy holders, each with the power to designate a substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of Common Stock of Impac Mortgage Holdings, Inc. held of record by the undersigned on April 2, 2002, at the Annual Meeting of Stockholders to be held on June 25, 2002 at 9:00 a.m. or any adjournments thereof. At their discretion, the proxy holders are authorized to vote such shares of Common Stock upon such other business as may properly come before the Annual Meeting.

     This proxy, when properly executed, will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted for such proposal.

     Please mark, date, sign and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

(To be Signed on Reverse Side)

Please Detach and Mail in the Envelope Provided

A [x] Please mark your votes as in this example.
	FOR all nominees listed at right, except as marked below	WITHHOLD AUTHORITY for all nominees listed below
1. Election of seven directors listed at right with terms expiring in 2003 at the Annual Meeting.	[ ]	[ ]

INSTRUCTIONS: To withhold a vote for an individual nominee(s), write the name of such nominee(s) in the space provided below. Your shares will be voted for the remaining nominee(s).

-----------------------------------------------------------------------------------------------------------------------------------------

Nominees:
          Joseph R. Tomkinson
          William S. Ashmore

LA-32998 v1 1000557-0207

James Walsh
Frank P. Filipps
Stephan R. Peers
William E. Rose
Leigh J. Abrams

	FOR	AGAINST	ABSTAIN
2. Approval of amendment to Company’s articles of incorporation increasing the authorized shares of common stock	[ ]	[ ]	[ ]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREINBY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” ALL DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

A VOTE “FOR” ALL DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSAL 2 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE ENCOURAGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

Stockholder ___________________________________________ Dated: __________, 2002

Signature (if held jointly) ___________________________ Dated: __________, 2002

NOTE: Please sign as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer giving full title. If a partnership, please sign in partnership name by authorized person, giving full title.